 Exhibit 99.1

IMPORTANT 2014 TAX INFORMATION

January 30, 2015

Dear Fellow Stockholder:

Enclosed with this letter is your 2014 Form 1099-DIV.

Inland Real Estate Income Trust (“Inland Income Trust”) has estimated its taxable income to be approximately $3 million for tax year 2014, which makes a portion of your distributions taxable. In order to provide stockholders with cash to assist in the payment of the potential tax due as a result, Inland Income Trust’s sponsor, Inland Real Estate Investment Corporation, will make a contribution to Inland Income Trust of approximately $3 million. This amount will be paid to stockholders of record as of January 30, 2015 in the form of a special cash distribution on or about February 28, 2015.

The taxable income primarily was triggered by our disciplined investment philosophy. We are proud of our highly selective acquisition process, which requires us to analyze a greater number of properties in order to meet our rigorous standards. At times, this may result in a longer period to deploy capital into new properties, which may result in reduced depreciation expense in the year of acquisition and, as a consequence, increased taxable income in that year.

Our greatest priority always has been putting our stockholders first, and that is why the sponsor has agreed to fund the cost of the special distribution described above. Other examples of Inland Real Estate Investment Corporation’s commitment to stockholders include foregoing a portion of business manager and property acquisition fees, which totaled approximately $2.9 million in 2014, in addition to a prior capital contribution of $640,000.

We anticipate mailing the special distribution checks within the next several weeks. Please check your mail carefully. You may also call Inland Investor Services at 800-826-8228 with any questions.

We appreciate and thank you for your investment in Inland Income Trust.

Sincerely,

INLAND REAL ESTATE INCOME TRUST, INC.

JoAnn M. McGuinness

President and Chief Operating Officer

(Please see reverse side for an important disclosure.)

This letter contains "forward-looking statements" made under the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. The statements may be identified by terminology such as "may", “can”, "would", “will”, "expect", "intend", "estimate", "anticipate", "plan", "seek", "appear", or "believe". Such statements reflect the current view of Inland Income Trust with respect to future events and are subject to certain risks, uncertainties and assumptions related to certain factors including, without limitation, the uncertainties related to the acquisition of any property, general economic conditions, unforeseen events affecting the real estate industry or particular markets, and other factors detailed under Risk Factors in our most recent Form 10-K and subsequent Form 10-Qs on file with the Securities and Exchange Commission.

Although Inland Income Trust believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. You should exercise caution when considering forward-looking statements and not place undue reliance on them. Based upon changing conditions, should any one or more of these risks or uncertainties materialize, or should any underlying assumptions prove incorrect, actual results may vary materially from those described herein. Except as required by federal securities laws, Inland Income Trust undertakes no obligation to publicly update or revise any written or oral forward-looking statements, whether as a result of new information, future events, changed circumstances or any other reason after the date of this letter. All subsequent written and oral forward-looking statements attributable to Inland Income Trust or persons acting on its behalf are expressly qualified in their entirety by the applicable cautionary statements.